Exhibit 99.1

ImageneBio Reports Third Quarter 2025 Financial Results and Provides IMG-007 Program Update Following Closing of Reverse Merger, Concurrent Financing, and Strengthening of Management Team

$142.6 million cash and cash equivalents and marketable securities as of September 30, 2025

Protocol amendment for ongoing Phase 2b ADAPTIVE study of IMG-007 in atopic dermatitis (AD) announced to optimize study design in alignment with IMG-007’s unique molecular attributes; strong patient enrollment continues

Novel alopecia areata data including biomarkers from Phase 1b/2a study to be presented at upcoming Inflammatory Skin Disease Summit (ISDS)

Strengthened leadership team and board with addition of Dr. Kristin Yarema as Chief Executive Officer, Dr. Kurinji Pandiyan as Chief Strategy and Operations Officer, Dr. Renuka Sivendran as Chief Technical Officer, and Joe Slattery as an independent director

SAN DIEGO, November 12, 2025, – ImageneBio, Inc. (Nasdaq: IMA, “Imagene,” or the “Company”), a clinical-stage biotechnology company developing therapeutics for patients with immunological, autoimmune and inflammatory diseases, including IMG-007, an anti-OX40 monoclonal antibody with multiple differentiating features, today announced financial results for the quarter ended September 30, 2025, and provided an update on its program.

“We are in a wonderful position as we complete our first quarter as a public company. Atopic dermatitis is a chronic, serious and highly prevalent inflammatory disease where new treatments are much needed. Despite the impressive multibillion dollar market size, today only around 15% of eligible patients receive advanced therapy including biologics, and more than a third of those patients do not receive sufficient relief from that treatment. We have spent our first few months as a new team engaging with our networks of top key opinion leaders, treating physicians, and other experts in atopic dermatitis, as well as gaining valuable insights from the recent, extensive OX40-targeting data shared by our peers,” commented Kristin Yarema, Ph.D., Chief Executive Officer.

She continued, “Our recent learnings reinforce our belief that the anti-OX40/OX40L class, with its unique mechanism, is on a promising path towards adoption in atopic dermatitis and other inflammatory and autoimmune indications. However, the peer data to date also highlight the need for a differentiated anti-OX40 treatment that is safe and can be administered at optimal doses for maximum efficacy. Both thoughtful study design and high-quality execution are essential to achieve success—we must ‘sweat the small stuff.’ We believe IMG-007 is the only anti-OX40 in mid- to late-stage clinical development that is non-T cell depleting and receptor-targeting, with a roughly 5-week half-life. This combination of mechanistic and pharmacologic properties has the potential to offer a best-in-class profile for patients. As we continue to advance our ongoing Phase 2b trial, we intend to use our learnings to amend the study in ways that we believe will help us best demonstrate the differentiated potential of IMG-007.”

IMG-007 Program Updates

Ongoing Phase 2b Clinical Trial and Upcoming Protocol Amendment

The Phase 2b ADAPTIVE trial is a randomized, placebo-controlled dose-finding study designed to evaluate the efficacy and safety of various dose regimens of IMG-007 in adults with moderate-to-severe AD, recruiting both biologic- and/or JAK inhibitor-experienced and naive patients.

•	A protocol amendment will be submitted to the regulatory agencies with the intent to:

•	Expand the number and exposure range of dosing regimens studied to fully characterize the clinical profile, given the molecular features of IMG-007 and favorable tolerability profile seen to date

•	Characterize the role of loading doses in driving the magnitude of efficacy and time to onset of effect

•	Evaluate patient-friendly dosing intervals

•	Understand the role of short- and longer-term treatment

•	Optimize feasibility of successful study execution

•	Enrollment in the study is ongoing at North American sites and will continue

•	Topline data from the study is expected in 2027

Upcoming Data Presentations

Imagene will have two posters and an oral presentation at the upcoming 6th Annual Inflammatory Skin Disease Summit (ISDS) in New York November 12-15, 2025.

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Oral Presentation: Anti-OX40 monoclonal antibody IMG-007 exhibited clinical activity of hair regrowth, suppressed scalp inflammatory biomarkers in patients with severe alopecia areata in a Ph1b/2a study

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Presenting Author: Emma Guttman, M.D, Waldman Professor of Dermatology and Immunology and Chair of the Kimberly and Eric J. Waldman Department of Dermatology at the Icahn School of Medicine at Mount Sinai

•	Presentation date and time: Thursday, November 13, 2025, 9:15 am ET

•	Accompanying poster date and time: Thursday, November 13, 2025, 7:30-10:00 pm ET

•	Treatment with three doses of IMG-007 over four weeks resulted in a dose-related signal of hair regrowth

•	Four-week treatment with IMG-007 600 mg also resulted in broad and durable suppression of activated T cell biomarkers and partial restoration of hair keratins in scalp biopsies

•	IMG-007 was well tolerated overall by patients with severe AA with no pyrexia or chills reported

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Poster Presentation: IMG-007, a non-depleting anti-OX40 monoclonal antibody, reduced skin lesion severity and serum inflammatory markers in adults with moderate-to-severe atopic dermatitis in a Phase 1b/2a study

•	Poster (encore presentation) date and time: Thursday, November 13, 2025, 7:30-10:00 pm EST

•	Mean reduction in EASI score from baseline at week 16 of 77% among 13 patients treated with up to 3 doses of IMG-007 over 4 weeks

•	EASI-75 response (at least 75% reduction from baseline EASI score) was achieved by 54%, 54% and 46% of participants at weeks 16, 20, and 24, respectively

•	EASI-90 response (at least 90% reduction in EASI score) was achieved by 31% of participants at week 16 and maintained through week 24

•	IMG-007 was well tolerated overall by AD patients with no reports of pyrexia or chills

“The data we are presenting from both trials at ISDS adds to the complete picture of how IMG-007 is distinctive and exciting. Our AA data represent the first clinical results for an anti-OX40/OX40L agent in patients with severe alopecia areata, a disease for which there are few treatment options and no targeted biologics approved. The biopsy biomarker data provides a richer understanding of the potential role OX40 inhibition can play in reducing inflammation in the scalps of AA patients,” Dr. Yarema commented. “The promising early data IMG-007 has shown in AA patients illustrates this program’s potential as a ‘pipeline in a product.’”

Corporate Updates

Kristin Yarema, Ph.D, joined as Chief Executive Officer as previously announced in July 2025, taking on the role as the merger was completed and Imagene was established as a public company.

•	Dr. Yarema joined after serving as Chief Executive Officer and Director of Poseida Therapeutics (formerly Nasdaq: PSTX) where her tenure culminated in an acquisition by Roche in January 2025

•	Prior to Poseida, Dr. Yarema served as Chief Commercial Officer at Atara Biotherapeutics (Nasdaq: ATRA)

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She has also held numerous senior positions at Amgen, Novartis, and McKinsey & Company, and serves on the boards of directors of the Celiac Disease Foundation and the Alliance for Regenerative Medicine

Kurinji Pandiyan, Ph.D., joined as Chief Strategy and Operations Officer in September 2025

•	Dr. Pandiyan joined from Poseida Therapeutics where she was Head of Portfolio & Strategy and Chief of Staff to the CEO and led autoimmune disease development planning

•	Previous roles include leadership positions at Atara Biotherapeutics, AVITA Medical and time as a principal at Boston Consulting Group (BCG)

Renuka Sivendran, Ph.D., joined the Company in September 2025 as Chief Technical Officer to lead manufacturing and all other CMC related activities

•	Dr. Sivendran joined from Agenus, Inc. where she led all CMC functions since January 2021 as Vice President of Technical Operations

•	Previous roles include leadership positions at Five Prime Therapeutics (acquired by Amgen), Amgen and Regeneron

Joe Slattery was recently appointed to the Board of Directors as an independent director and will serve as Chair of the Audit Committee. Joe is a former public company CFO and a deeply experienced biotechnology industry board member.

•	Joe currently serves on the boards and chairs the audit committees of Replimune Group, Inc. and CVRx, Inc.

•	He previously served on the boards of Morphic Therapeutics, Exosome Diagnostics, Micromet, TranS1, and Omega Alpha SPAC

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Mr. Slattery’s experience also includes roles as a public company CFO at Asensus Surgical, TransS1 Inc., and Digene Corporation, which span from 1996 to 2019 where he led multiple exits and hundreds of millions in capital raises

Third Quarter 2025 Financial Results

Cash Position: As of September 30, 2025, the Company had cash, cash equivalents, and marketable securities of $142.6 million as compared to $12.1 million as of December 31, 2024. The increase is primarily the result of the completion of the merger between Inmagene Biopharmaceutics with Ikena Oncology, Inc. (Ikena). Additionally, concurrently with the closing of the merger, the Company completed a $75.0 million private placement with a syndicate of existing Ikena investors and new investors.

Research and Development (R&D) Expenses: R&D expenses for the three months ended September 30, 2025 was $15.6 million as compared to $3.9 million for the three months ended September 30, 2024. The increase of $11.7 million is primarily due increased clinical trial expenses and recognition of non-cash stock-based compensation expense upon completion of the merger.

General and administrative (G&A) Expenses:

General and administrative expenses for the three months ended September 30, 2025 were $11.0 million compared to $1.7 million for the three months ended September 30, 2024. The increase of $9.3 million was primarily due to a $5.2 million increase in stock-based compensation and increases in professional services and compensation costs.

Net Loss: Net loss for the three months ended September 30, 2025 was $24.8 million as compared to $3.2 million for the same period in 2024. The increase of $21.6 million was due to additional operating costs in connection with the merger and associated transaction costs.

About ImageneBio, Inc.

ImageneBio is a clinical-stage biotechnology company dedicated to developing therapeutics for patients with immunological, autoimmune, and inflammatory diseases with differentiated clinical profiles. The company’s program, IMG-007, is a receptor targeting, nondepleting anti-OX40 monoclonal antibody with multiple differentiating features. Imagene has completed Phase 1b/2a clinical trials of IMG-007 in both atopic dermatitis and alopecia areata and is currently conducting a Phase 2b clinical trial of IMG-007 in patients with moderate-to-severe atopic dermatitis. For more information, please visit www.imagenebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding: the ongoing Phase 2b ADAPTIVE study, including ImageneBio’s plans to submit a protocol amendment thereto and the design thereof; the potential benefits of the protocol amendment; belief that the anti-OX40/OX40L class is on a promising path towards adoption in AD and other inflammatory and autoimmune indications; the potential benefits of OX40/OX40L antagonists generally and IMG-007 specifically in AD and atopic dermatitis, including its best-in-class potential and as a pipeline in a product, including potential in AA; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Words such as “will,” “can,” “expect,” “may,” “plan,” “potential,” “goal,” or other words that convey uncertainty of future events or outcomes are used to identify these forward-looking statements. These statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to: risks associated with the nonclinical and clinical development and regulatory approval of IMG-007, including potential delays in the completion of clinical trials and potential safety and other complications thereof; the timing of the availability of data from the Company’s clinical trials; the clinical utility, potential differentiation and/or benefits and market acceptance of IMG-007; the requirement for additional capital to continue to advance the IMG-007 program, which may not be available on favorable terms or at all; the Company’s ability to attract, hire, and retain skilled executive officers and employees; the Company’s ability to protect its intellectual property and proprietary technologies; the Company’s reliance on third parties, contract manufacturers, and contract research organizations; the possibility that the Company may be adversely affected by other economic, political, business, or competitive factors; and risks associated with changes in applicable laws or regulations or government resources and policies. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in the Company’s filings with the Securities and Exchange Commission (the SEC), including the factors described in the section titled “Risk Factors” in the Company’s Registration Statement on Form S-1, filed with the SEC on September 8, 2025, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, being filed with the SEC later today. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor and Media Contact:

ir@imagenebio.com

Financial Statements

ImageneBio, Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
License revenue	$—	$3,500	$800	$3,500
Operating expenses:
Research and development	15,558	3,885	25,251	28,350
General and administrative	11,036	1,651	15,496	6,008

Total operating expenses	26,594	5,536	40,747	34,358

Loss from operations	(26,594)	(2,036)	(39,947)	(30,858)
Other income (expense), net	1,741	(1,147)	1,432	(898)

Loss before income taxes	$(24,853)	$(3,183)	$(38,515)	$(31,756)
Income tax benefit	(74)	—	(74)	—

Net loss	$(24,779)	$(3,183)	$(38,441)	$(31,756)
Accretion of redeemable convertible preferred shares	(846)	(2,998)	(7,046)	(8,757)

Net loss attributable to common stockholders	$(25,625)	$(6,181)	$(45,487)	$(40,513)

Other comprehensive loss:
Unrealized gain on marketable securities	94	—	94	—
Foreign currency translation adjustment	(3)	2	(29)	(98)

Total comprehensive loss	$(24,688)	$(3,181)	$(38,376)	$(31,854)

Net loss attributable to common stockholders
Loss per share - basic and diluted:
Common Stock	$(2.91)	$(2.58)	$(9.98)	$(19.14)

Series A convertible preferred shares	$(2.91)	$(2.58)	$(9.98)	$(19.14)

Weighted average shares outstanding, basic and diluted:
Common Stock	8,526,781	1,400,557	3,808,867	1,121,742

Series A convertible preferred shares	270,345	994,869	750,707	994,869

ImageneBio, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$103,162	$12,118
Marketable Securities	39,421	—
Prepaids and other current assets	4,949	350

Total current assets	147,532	12,468
Operating lease right-of-use assets, net	884	547
Promissory note receivable from related party	7,510	—
Other non-current assets	4,952	1,019
Deferred offering costs	—	1,888

Total assets	$160,878	$15,922

Liabilities and stockholders’ equity
Total current liabilities	$11,144	$17,209
Long term liabilities	9,902	239

Total liabilities	21,046	17,448
Redeemable convertible preferred shares	—	159,039
Stockholders’ equity	139,832	(160,565)

Total liabilities and stockholders’ equity	$160,878	$15,922